                                     Press Release
Cambridge, Mass. – May 1, 2025
Biogen reports strong first quarter 2025 results
First quarter 2025 total revenue $2.4 billion, increased 6% year-over-year; GAAP diluted EPS $1.64; Non-GAAP diluted EPS $3.02
•Product revenue increased 3% at constant currency and 1% at actual currency year-over-year, aided in part by the timing of SPINRAZA shipments
•GAAP and Non-GAAP diluted EPS includes a ~($0.95) impact from a $165 million upfront transaction payment to Stoke Therapeutics, Inc. related to the collaboration and license agreement to develop and commercialize zorevunersen, an investigational ASO for the potential treatment of Dravet syndrome, in all territories outside the United States, Canada, and Mexico
Continued progress transforming the commercial portfolio, with growth from launch products in Alzheimer's disease, rare disease, and postpartum depression more than doubling year-over-year
•LEQEMBI first quarter global in-market sales of approximately $96 million, including U.S. in-market sales of approximately $52 million, representing continued sequential growth
•Global SKYCLARYS revenue of approximately $124 million in the first quarter showed continued growth in demand; U.S. SKYCLARYS revenue of approximately $69 million was impacted by expected Medicare discount dynamics partially offset by demand growth
•LEQEMBI approved in the E.U.; SKYCLARYS approved in the U.K. and Brazil
Advanced key development programs, supporting a late-stage pipeline with multi-billion dollar potential
•Zorevunersen agreement with Stoke broadens Biogen’s rare disease pipeline and leverages global expertise commercializing high-value, disease-modifying medicines for rare genetic diseases - The pivotal Phase 3 study is expected to initiate in the coming months
•Felzartamab Phase 3 study initiated in late antibody-mediated rejection in kidney transplant patients with plans to initiate Phase 3 trials of felzartamab in IgA nephropathy and primary membranous nephropathy in 2025
•BIIB080, a potential first-in-class investigational ASO therapy targeting tau for Alzheimer's disease, received FDA Fast Track designation
With the expected underlying business outlook unchanged, Biogen is updating full year 2025 guidance to reflect the $165 million upfront transaction payment to Stoke and more favorable foreign exchange
•Expected full year Non-GAAP diluted EPS of $14.50 to $15.50 reflects the ~($0.95) impact from the upfront payment as well as a $0.20 improvement mainly from foreign exchange
•Expect full year 2025 total revenue to decline by a mid-single digit percentage at constant currency versus full year 2024

Biogen Inc. (NASDAQ: BIIB) today reported first quarter 2025 financial results.

"Biogen delivered strong first-quarter results, supporting our strategy for long-term growth. We are encouraged by the transformation in our commercial product portfolio, with approximately 45% of total product revenue in the first quarter derived from important medicines outside of our MS business," said Christopher A. Viehbacher, President and Chief Executive Officer. “In an environment of potential tariffs and medical supply security concerns, Biogen operates a significant manufacturing presence in the U.S. Roughly 75% of our 2024 U.S. product revenues were generated by products which have manufacturing operations in the U.S. In addition, Biogen pays substantial taxes in the U.S. since our U.S. market revenues are almost entirely taxable in the U.S. at Federal and state tax rates.”

Financial Highlights

	Q1 '25	Q1 '24	△	r (CC*)
Total Revenue (in millions)	$2,431	$2,290	6%	8%
GAAP diluted EPS	$1.64	$2.70	(39)%	N/A
Non-GAAP diluted EPS	$3.02	$3.67	(18)%	N/A

Note: Percent changes represented as favorable/(unfavorable) versus the prior year period.
N/A = not applicable.
* Percentage changes in revenue growth at constant currency (CC) are presented excluding the impact of changes in foreign currency exchange rates and hedging gains or losses. Foreign currency revenue values are converted into U.S. Dollars using the exchange rates from the end of the previous calendar year.

First quarter 2025 GAAP and Non-GAAP diluted EPS reflects the ~($0.95) impact from a $165 million upfront transaction payment to Stoke related to the collaboration agreement for zorevunersen in Dravet syndrome.

A reconciliation of GAAP to Non-GAAP financial measures can be found in Table 4 at the end of this news release.
Revenue Summary

(in millions)	Q1 '25	Q1 '24	△	r (CC*)
Multiple sclerosis (MS) product revenue(1)	$953	$1,076	(11)%	(10)%
Rare disease revenue(2)	$563	$424	33%	36%
Biosimilars revenue	$181	$197	(8)%	(5)%
Other product revenue(3)	$29	$15	93%	92%
Total product revenue	$1,727	$1,712	1%	3%
Revenue from anti-CD20 therapeutic programs	$378	$394	(4)%	(4)%
Alzheimer's collaboration revenue(4)	$33	$3	NMF	NMF
Contract manufacturing, royalty and other revenue	$293	$182	61%	63%
Total revenue	$2,431	$2,290	6%	8%

Note: Percent changes represented as favorable/(unfavorable) versus the prior year period. Numbers may not foot or recalculate due to rounding.
NMF = no meaningful figure.
(1) Multiple sclerosis includes TECFIDERA®, VUMERITY®, AVONEX®, PLEGRIDY®, TYSABRI® and FAMPYRA™. Effective
January 1, 2025, our collaboration and license agreement for FAMPYRA global commercialization rights was terminated.
(2) Rare disease includes SPINRAZA®, SKYCLARYS® and QALSODY®.
(3) Other includes ADUHELM®, FUMADERM™ and ZURZUVAE™ - First quarter 2025 ZURZUVAE revenue was approximately $28 million.
(4) Includes Biogen’s 50% share of net revenue and cost of sales, including royalties, from the LEQEMBI® Collaboration.
Expense Summary

(in millions)	Q1 '25	Q1 '24	△
GAAP cost of sales*	$629	$542	(16)%
% of Total Revenue	26%	24%
Non-GAAP cost of sales*	$580	$500	(16)%
% of Total Revenue	24%	22%
GAAP R&D expense	$434	$445	3%
Non-GAAP R&D expense	$427	$439	3%
GAAP SG&A expense	$573	$582	2%
Non-GAAP SG&A expense	$572	$569	(1)%
GAAP acquired in-process R&D (IPR&D), upfront and milestone expense	$201	$8	NMF
Non-GAAP acquired IPR&D, upfront and milestone expense	$201	$8	NMF
Note: Percent changes represented as favorable/(unfavorable) versus the prior year period
NMF = no meaningful figure.
* Excluding amortization and impairment of acquired intangible assets

•The increase in first quarter 2025 GAAP and Non-GAAP cost of sales as a percentage of total revenue was driven primarily by product mix, particularly the year-over-year increase in contract manufacturing revenue, partially offset by an increase in launch product revenue.

•The decrease in first quarter 2025 GAAP and Non-GAAP R&D expense was driven primarily by savings from the Company's R&D prioritization and Fit for Growth initiatives.

•The decrease in first quarter 2025 GAAP SG&A was driven primarily by the Company's Fit for Growth initiative, partially offset by sales and marketing spend to support product launches.

•The increase in first quarter 2025 Non-GAAP SG&A was driven primarily by sales and marketing spend to support product launches, partially offset by savings from the Company's Fit for Growth initiative.

•First quarter 2025 GAAP and Non-GAAP acquired IPR&D, upfront and milestone expense was approximately $201 million and includes a $165 million upfront transaction payment to Stoke related to the collaboration agreement for zorevunersen, and a $35 million milestone to MorphoSys AG as part of the initiation of the Phase 3 trial of felzartamab in antibody-mediated rejection.
Other Financial Highlights

•First quarter 2025 GAAP and Non-GAAP collaboration profit sharing was a net expense of approximately $58 million, which includes approximately $48 million related to Biogen’s collaboration with Samsung Bioepis, and approximately $10 million related to Biogen’s collaboration with Sage Therapeutics, Inc. and the commercialization of ZURZUVAE in the U.S.

•First quarter 2025 GAAP other expense was approximately $68 million, primarily driven by net interest expense and net losses on strategic equity investments. First quarter 2025 Non-GAAP other expense was approximately $33 million, primarily driven by net interest expense.

•First quarter 2025 GAAP and Non-GAAP effective tax rates were 22.7% and 19.4%, respectively. First quarter 2024 GAAP and Non-GAAP effective tax rates were 15.4% and 15.9%, respectively.
Financial Position

•First quarter 2025 net cash flow from operations was approximately $259 million. Capital expenditures were approximately $37 million, and free cash flow, defined as net cash flow from operations less capital expenditures, was approximately $222 million.

•As of March 31, 2025, Biogen had cash and cash equivalents totaling approximately $2.6 billion and approximately $6.3 billion in total debt, resulting in net debt of approximately $3.7 billion.

•For the first quarter of 2025 the Company’s weighted average diluted shares were approximately 147 million.

Full Year 2025 Financial Guidance

For the full year 2025, Biogen's expected underlying business outlook remains unchanged and Biogen is updating its expected Non-GAAP diluted EPS guidance range to reflect the $165 million upfront transaction payment to Stoke and more favorable foreign exchange as follows:

Full Year 2025 Non-GAAP Diluted EPS
Prior Guidance (February 2025)	$15.25 to $16.25
Approx. impact from $165 million Stoke upfront	($0.95)
Benefit mainly from foreign exchange	+$0.20
Updated Guidance	$14.50 to $15.50
This updated Non-GAAP diluted EPS guidance range reflects the ~($0.95) impact from a $165 million upfront transaction payment to Stoke related to the collaboration agreement for zorevunersen in Dravet syndrome, partially offset by a $0.20 benefit mainly from foreign exchange.
For 2025 as compared to 2024, Biogen expects total revenue to decline by a mid-single digit percentage as further declines in multiple sclerosis product revenue are expected to be partially offset by increases in revenue from product launches.
The Fit for Growth program is expected to generate approximately $1 billion of gross savings and $800 million net of reinvestment by the end of 2025. Biogen expects combined Non-GAAP R&D expense and Non-GAAP SG&A expense to total approximately $3.9 billion in 2025.
This financial guidance incorporates the Company's view that Biogen's 2025 financial outlook is not currently expected to be materially impacted by potential tariffs as previously announced by the U.S. Administration on April 2, 2025, even if the exemption for pharmaceuticals were to be removed. This is based on both a significant proportion of U.S. revenue being derived from products which have manufacturing operations in the United States, and the Company's current global inventory positions. The U.S. and international tariff landscape remains uncertain, and this guidance does not include contemplation of any new tariffs.
This financial guidance also assumes that foreign exchange rates as of April 25, 2025, will remain in effect for the remainder of the year, net of hedging activities.
This financial guidance does not include any impact from potential acquisitions or business development transactions or pending and future litigation or any impact of potential tax or healthcare reform, as all are hard to predict. Other modeling considerations will be provided on the conference call and webcast.
Biogen may incur charges, realize gains or losses, or experience other events or circumstances in 2025 that could cause any of these assumptions to change and/or actual results to vary from this financial guidance.
Biogen does not provide guidance for GAAP reported financial measures (other than revenue) or a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP reported financial measures because the Company is unable to predict with reasonable certainty the financial impact of items such as the transaction, integration, and certain other costs related to acquisitions or large business development transactions; unusual gains and losses; potential future asset impairments; gains and losses from equity security investments; and the ultimate outcome of pending or future significant litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Other Key Recent Events

•Today Biogen announced that BIIB122, a LRRK2 inhibitor for Parkinson's disease developed in collaboration with Denali Therapeutics, Phase 2b LUMA study has fully enrolled with a readout expected in 2026.

•Today Biogen announced that it plans to host a series of investor events to highlight the development pipeline. Biogen plans to hold the first virtual event on June 11th at 10 a.m. ET with a focus on felzartamab and rare disease. Biogen does not intend to disclose new clinical data on the call.

Conference Call and Webcast

The Company’s earnings conference call for the first quarter will be broadcast via the internet at 8:30 a.m. ET on May 1, 2025 and will be accessible through the Investors section of Biogen’s website, www.biogen.com. Supplemental information in the form of a slide presentation is also accessible at the same location on the internet and will be subsequently available on the website for at least 90 days.
About Biogen

Founded in 1978, Biogen is a leading biotechnology company that pioneers innovative science to deliver new medicines to transform patient’s lives and to create value for shareholders and our communities.
We apply deep understanding of human biology and leverage different modalities to advance first-in-class treatments or therapies that deliver superior outcomes. Our approach is to take bold risks, balanced with return on investment to deliver long-term growth.

We routinely post information that may be important to investors on our website at
www.biogen.com. Follow us on social media - Facebook, LinkedIn, X, YouTube.

Biogen Safe Harbor

This press release contains forward-looking statements, relating to: our strategy and plans; potential of, and expectations for, our commercial business and pipeline programs; capital allocation and investment strategy; clinical development programs, clinical trials, and data readouts and presentations; regulatory discussions, submissions, filings, and approvals; the potential benefits, safety, and efficacy of our and our collaboration partners’ products and investigational therapies; the anticipated benefits and potential of investments, optimization of the cost structure including our "Fit for Growth" program, actions to improve risk profile and productivity of R&D pipeline, collaborations, and business development activities; our future financial and operating results; 2025 financial guidance. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “hope,” “intend,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “prospect,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements.

Given their forward-looking nature, these statements involve substantial risks and uncertainties that may be based on inaccurate assumptions and could cause actual results to differ materially from those reflected in such statements. This press release includes, among others, forward-looking statements including: that Biogen is building on a new foundation with the goal of long-term sustainable growth in its commercial portfolio; the multi-billion dollar potential of its late-stage pipeline; that we believe there remains a significant long-term opportunity for our ongoing product launches including LEQEMBI; that we believe that continued execution against these key strategic elements, as well as a disciplined approach to business development, will allow us to generate long-term value for our shareholders by bringing innovative medicines to patients; and all statements and information under the heading "Full Year 2025 Financial Guidance". These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management. Given their nature, we cannot assure that any outcome expressed in these forward-looking statements will be realized in whole or in part.

We caution that these statements are subject to risks and uncertainties, many of which are outside of our control and could cause future events or results to be materially different from those stated or implied in this document, including, among others, factors relating to: our substantial dependence on revenue from our products and other payments under licensing, collaboration, acquisition or divestiture agreements; uncertainty of long-term success in developing, licensing, or acquiring other product candidates or additional indications for existing products; expectations, plans and prospects relating to product approvals, approvals of additional indications for our existing products, sales, pricing, growth, reimbursement and launch of our marketed and pipeline products; the potential impact of increased product competition in the biopharmaceutical and healthcare industry, as well as any other markets in which we compete, including increased competition from new originator therapies, generics, prodrugs and biosimilars of existing products and products approved under abbreviated regulatory pathways; our ability to effectively implement our corporate strategy; the successful execution of our strategic and growth initiatives, including acquisitions; the drivers for growing our business; difficulties in obtaining and maintaining adequate coverage, pricing, and reimbursement for our products; the drivers for growing our business, including our dependence on collaborators and other third parties for the development, regulatory approval, and commercialization of products and other aspects of our business, which are outside of our full control; risks associated with current and potential future healthcare reforms; risks related to commercialization of biosimilars, which is subject to such risks related to our reliance on third-parties, intellectual property, competitive and market challenges and regulatory compliance; failure to obtain, protect, and enforce our data, intellectual property, and other proprietary rights and the risks and uncertainties relating to intellectual property claims and challenges; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events, restrictions on use with our products, or product liability claims; risks relating to technology, including our incorporation of new technologies such as artificial intelligence into some of our processes; risks related to use of information technology systems and potential impacts of any breakdowns, interruptions, invasions, corruptions, data breaches, destructions and/or other cybersecurity incidents of our systems or those of connected and/or third-party systems; problems with our manufacturing capacity, including our ability to manufacture products efficiently or adequately address global bulk supply risks; risks relating to management, personnel and other organizational changes, including our ability to attracting, retaining and motivating qualified individuals; risks related to the failure to comply with current and new legal and regulatory requirements, including judicial decisions, accounting standards, and tariff or trade restrictions; the risks of doing business internationally, including geopolitical tensions, acts of war and large-scale crises; risks relating to investment in our manufacturing capacity; risks relating to the distribution and sale by third parties of counterfeit or unfit versions of our products; risks relating to the use of social media for our business, results of operations and financial condition; fluctuations in our operating results; risks related to investment in properties; risks relating to access to capital and credit markets to finance our present and future operations and business initiatives and obtain funding for such activities on favorable terms; risks related to indebtedness; the market, interest, and credit risks associated with our investment portfolio; risks relating to share repurchase programs; change in control provisions in certain of our collaboration agreements; fluctuations in our effective tax rate and obligations in various jurisdictions in which we are subject to taxation; environmental risks; and any other risks and uncertainties that are described in other reports we have filed with the U.S. Securities and Exchange Commission.

These statements speak only as of the date of this press release and are based on information and estimates available to us at this time. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in our subsequent reports on Form 10-Q and Form 10-K, in each case including in the sections thereof captioned “Note

Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements whether as a result of any new information, future events, changed circumstances or otherwise.

###

MEDIA CONTACT:	INVESTOR CONTACT:
Biogen	Biogen
Jack Cox	Tim Power
Tel: +1 781-464-3260	Tel: +1 781-464-2442
public.affairs@biogen.com	IR@biogen.com

TABLE 1

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited, in millions, except per share amounts)

	For the Three Months Ended March 31,
	2025	2024
Revenue:
Product revenue, net	$1,726.5	$1,711.9
Revenue from anti-CD20 therapeutic programs	378.2	394.0
Alzheimer's collaboration revenue	33.0	2.8
Contract manufacturing, royalty and other revenue	293.3	181.8
Total revenue	2,431.0	2,290.5
Cost and expense:
Cost of sales, excluding amortization and impairment of acquired intangible assets	629.3	542.2
Research and development	434.1	445.4
Acquired in-process research and development, upfront and milestone expense	200.7	7.5
Selling, general and administrative	572.5	581.5
Amortization and impairment of acquired intangible assets	111.8	78.3
Collaboration profit sharing/(loss reimbursement)	58.1	65.6
(Gain) loss on fair value remeasurement of contingent consideration	9.6	—
Restructuring charges	35.3	11.5
Other (income) expense, net	68.4	93.7
Total cost and expense	2,119.8	1,825.7
Income before income tax (benefit) expense	311.2	464.8
Income tax (benefit) expense	70.7	71.4
Net income attributable to Biogen Inc.	$240.5	$393.4

Net income per share:
Basic earnings per share attributable to Biogen Inc.	$1.65	$2.71
Diluted earnings per share attributable to Biogen Inc.	$1.64	$2.70

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Inc.	146.1	145.2
Diluted earnings per share attributable to Biogen Inc.	146.6	145.9

TABLE 2

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	As of March 31, 2025	As of December 31, 2024
ASSETS
Cash and cash equivalents	$2,598.3	$2,375.0
Accounts receivable, net	1,602.9	1,404.8
Due from anti-CD20 therapeutic programs	393.6	464.0
Inventory	2,273.9	2,460.5
Other current assets	757.3	752.5
Total current assets	7,626.0	7,456.8
Property, plant and equipment, net	3,132.4	3,181.3
Operating lease assets	346.4	356.4
Intangible assets, net	9,584.6	9,691.2
Goodwill	6,477.1	6,478.9
Deferred tax asset	307.5	324.2
Investments and other assets	559.1	560.5
TOTAL ASSETS	$28,033.1	$28,049.3

LIABILITIES AND EQUITY
Current portion of notes payable	$1,749.1	$1,748.6
Taxes payable	626.1	548.3
Accounts payable	391.5	424.2
Accrued expenses and other	2,530.7	2,807.7
Total current liabilities	5,297.4	5,528.8
Notes payable	4,548.7	4,547.2
Deferred tax liability	133.2	190.5
Long-term operating lease liabilities	323.4	334.5
Other long-term liabilities	751.7	732.3
Equity	16,978.7	16,716.0
TOTAL LIABILITIES AND EQUITY	$28,033.1	$28,049.3

TABLE 3

BIOGEN INC. AND SUBSIDIARIES
PRODUCT REVENUE & TOTAL REVENUE
(unaudited, in millions)
Product Revenue

	For the Three Months Ended March 31,
	2025			2024
	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$39.8	$166.3	$206.1	$43.7	$210.6	$254.3
VUMERITY	117.1	21.7	138.8	105.9	21.6	127.5
Total Fumarate	156.9	188.0	344.9	149.6	232.2	381.8
AVONEX	108.6	58.2	166.8	111.2	67.3	178.5
PLEGRIDY	24.1	35.4	59.5	28.6	36.5	65.1
Total Interferon	132.7	93.6	226.3	139.8	103.8	243.6
TYSABRI	200.8	180.7	381.5	213.8	217.5	431.3
FAMPYRA(1)	—	0.3	0.3	—	19.2	19.2
Subtotal: MS	490.4	462.6	953.0	503.2	572.7	1,075.9

Rare Disease:
SPINRAZA	154.4	269.5	423.9	148.5	192.8	341.3
SKYCLARYS(2)	69.1	54.8	123.9	73.0	5.0	78.0
QALSODY(3)	7.5	8.0	15.5	4.4	0.2	4.6
Subtotal: Rare Disease	231.0	332.3	563.3	225.9	198.0	423.9

Biosimilars:
BENEPALI	—	111.3	111.3	—	118.7	118.7
IMRALDI	—	47.4	47.4	—	54.8	54.8
FLIXABI	—	13.1	13.1	—	17.8	17.8
BYOOVIZ	4.2	4.7	8.9	3.7	1.9	5.6
TOFIDENCE	0.1	—	0.1	—	—	—
Subtotal: Biosimilars	4.3	176.5	180.8	3.7	193.2	196.9

Other:
ZURZUVAE	27.7	—	27.7	12.4	—	12.4
Other(4)	0.4	1.3	1.7	0.9	1.9	2.8
Subtotal: Other	28.1	1.3	29.4	13.3	1.9	15.2
Total product revenue, net	$753.8	$972.7	$1,726.5	$746.1	$965.8	$1,711.9

(1) Effective January 1, 2025, our collaboration and license agreement for FAMPYRA global commercialization rights was terminated.
(2) SKYCLARYS became commercially available in the E.U. during the first quarter of 2024.
(3) QALSODY became commercially available in the E.U. during the second quarter of 2024.
(4) Other includes FUMADERM and ADUHELM.
Total Revenue

	For the Three Months Ended March 31,
	2025	2024
Product revenue, net	$1,726.5	$1,711.9
Royalty revenue on sales of OCREVUS	288.8	302.7
Biogen’s share of pre-tax profits in the U.S. for RITUXAN, GAZYVA and LUNSUMIO	83.7	87.1
Other revenue from anti-CD20 therapeutic programs	5.7	4.2
Alzheimer's collaboration Revenue	33.0	2.8
Contract manufacturing, royalty and other revenue	293.3	181.8
Total revenue	$2,431.0	$2,290.5

TABLE 4
BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
OPERATING EXPENSE, OTHER (INCOME) EXPENSE, NET, AND INCOME TAX
(unaudited, in millions)
We supplement our GAAP consolidated financial statements and GAAP financial measures with other financial measures, such as adjusted net income, adjusted diluted earnings per share, revenue growth at constant currency, which excludes the impact of changes in foreign exchange rates and hedging gains or losses, and free cash flow, which is defined as net cash flow from operations less capital expenditures. We believe that these and other Non-GAAP financial measures provide additional insight into the ongoing economics of our business and reflect how we manage our business internally, set operational goals and form the basis of our management incentive programs. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

	For the Three Months Ended March 31,
	2025	2024
Cost of Sales:
Total cost of sales, GAAP	$629.3	$542.2
Less: amortization of Reata inventory fair value step-up	49.4	42.2
Total cost of sales, Non-GAAP	$579.9	$500.0

Research and Development ExpenseA:
Total research and development expense, GAAP	$434.1	$445.4
Less: restructuring charges and other cost saving initiatives	7.5	7.6
Less: other	—	(1.4)
Total research and development expense, Non-GAAP	$426.6	$439.2

Selling, General and Administrative Expense:
Total selling, general and administrative, GAAP	$572.5	$581.5
Less: acquisition-related transaction and integration costs	2.0	4.2
Less: restructuring charges and other cost saving initiatives	(2.2)	3.6
Less: other	0.3	4.3
Total selling, general and administrative, Non-GAAP	$572.4	$569.4

Amortization and Impairment of Acquired Intangible Assets:
Total amortization and impairment of acquired intangible assets, GAAP	$111.8	$78.3
Less: amortization of acquired intangible assets	101.3	68.8
Total amortization and impairment of acquired intangible assets, Non-GAAP	$10.5	$9.5

Other (Income) Expense, net:
Total other (income) expense, net, GAAP	$68.4	$93.7
Less: (gain) loss on equity security investments	35.6	30.7
Total other (income) expense, net, Non-GAAP	$32.8	$63.0

Income Tax (Benefit) Expense:
Total income tax (benefit) expense, GAAP	$70.7	$71.4
Less: income tax effect related to Non-GAAP reconciling items	(36.1)	(29.9)
Total income tax (benefit) expense, Non-GAAP	$106.8	$101.3

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
NET INCOME ATTRIBUTABLE TO BIOGEN INC. & DILUTED EPS
(unaudited, in millions, except effective tax rate and per share amounts)

	For the Three Months Ended March 31,
	2025	2024
Effective Tax Rate:
Total effective tax rate, GAAP	22.7%	15.4%
Less: impact of GAAP to Non-GAAP adjustments	3.3	(0.5)
Total effective tax rate, Non-GAAP	19.4%	15.9%

Net Income Attributable to Biogen Inc.:
Total net income attributable to Biogen Inc., GAAP	$240.5	$393.4
Plus: amortization of Reata inventory fair value step-up	49.4	42.2
Plus: acquisition-related transaction and integration costs	2.0	4.2
Plus: amortization of acquired intangible assets	101.3	68.8
Plus: restructuring charges and other cost saving initiatives	40.6	22.7
Plus: (gain) loss on fair value remeasurement of contingent consideration	9.6	—
Plus: (gain) loss on equity security investments	35.6	30.7
Plus: income tax effect related to Non-GAAP reconciling items	(36.1)	(29.9)
Plus: other	0.3	2.9
Total net income attributable to Biogen Inc., Non-GAAP	$443.2	$535.0

Diluted Earnings Per Share:
Total diluted earnings per share, GAAP	$1.64	$2.70
(Less) Plus: adjustments to GAAP net income attributable to Biogen Inc. (as detailed above)	1.38	0.97
Total diluted earnings per share, Non-GAAP	$3.02	$3.67

A During the first quarter of 2025 we began presenting acquired in-process research and development, upfront and milestone expense as a separate line item in our condensed consolidated statements of income. Acquired in-process research and development, upfront and milestone expense includes costs incurred in connection with collaboration and license agreements such as upfront and milestone payments and, when applicable, premiums on equity securities and asset acquisitions of acquired in-process research and development, and were previously included in research and development expense. Prior periods have been reclassified to conform to the current period presentation. The reclassification had no impact on our total cost and expense, net income attributable to Biogen Inc., earnings per share or total equity.

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION: REVENUE CHANGE AT CONSTANT CURRENCY
(unaudited)
Revenue changes at constant currency are presented excluding the impact of changes in foreign currency exchange rates and hedging gains or losses. Foreign currency revenue values are converted into U.S. Dollars using the exchange rates from the end of the previous calendar year.

Q1 2025 vs. Q1 2024
Total Revenue:
Revenue change, as reported	6.1%
Less: impact of foreign currency translation and hedging gains / losses	(1.5)
Revenue change at constant currency	7.6%

Total Product Revenue:
Revenue change, as reported	0.9%
Less: impact of foreign currency translation and hedging gains / losses	(1.6)
Revenue change at constant currency	2.5%

Total MS Product Revenue:
Revenue change, as reported	(11.4)%
Less: impact of foreign currency translation and hedging gains / losses	(1.0)
Revenue change at constant currency	(10.4)%

Total Rare Disease Revenue
Revenue change, as reported	32.9%
Less: impact of foreign currency translation and hedging gains / losses	(2.7)
Revenue change at constant currency	35.6%

Total Biosimilars Product Revenue:
Revenue change, as reported	(8.2)%
Less: impact of foreign currency translation and hedging gains / losses	(3.3)
Revenue change at constant currency	(4.9)%

Total Other Product Revenue:
Revenue change, as reported	93.4%
Less: impact of foreign currency translation and hedging gains / losses	1.1
Revenue change at constant currency	92.3%

Total Revenue from Anti-CD20 Therapeutic Programs Revenue:
Revenue change, as reported	(4.0)%
Less: impact of foreign currency translation and hedging gains / losses	—
Revenue change at constant currency	(4.0)%

Total Contract Manufacturing, Royalty and Other Revenue:
Revenue change, as reported	61.3%
Less: impact of foreign currency translation and hedging gains / losses	(1.4)
Revenue change at constant currency	62.7%

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
FREE CASH FLOW
(unaudited, in millions)
We define free cash flow as net cash provided by (used in) operating activities in the period less capital expenditures made in the period. The following table reconciles net cash provided by (used in) operating activities, a GAAP measure, to free cash flow, a Non-GAAP measure.

	For the Three Months Ended March 31,
	2025	2024
Cash Flow:
Net cash provided by (used in) operating activities	$259.3	$553.2
Net cash provided by (used in) investing activities	(47.3)	(66.0)
Net cash provided by (used in) financing activities	(23.0)	(439.6)
Net increase (decrease) in cash and cash equivalents	$189.0	$47.6

Net cash provided by (used in) operating activities	$259.3	$553.2
Less: Purchases of property, plant and equipment	37.1	45.9
Free cash flow	$222.2	$507.3

Use of Non-GAAP Financial Measures
We supplement our GAAP consolidated financial statements and GAAP financial measures with other financial measures, such as adjusted net income, adjusted diluted earnings per share, revenue growth at constant currency, which excludes the impact of changes in foreign exchange rates and hedging gains or losses, and free cash flow, which is defined as net cash flow from operations less capital expenditures. We believe that these and other Non-GAAP financial measures provide additional insight into the ongoing economics of our business and reflect how we manage our business internally, set operational goals and form the basis of our management incentive programs. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from “GAAP net income attributable to Biogen Inc.” and “GAAP earnings per share - Diluted”:
1. Acquisitions and divestitures
We exclude transaction, integration and certain other costs related to the acquisition and divestiture of businesses/commercial assets and items associated with the initial consolidation or deconsolidation of variable interest entities. These adjustments include, but are not limited to, the amortization of inventory fair value step-up, amortization and impairment of intangible assets, charges or credits from the fair value remeasurement of our contingent consideration obligations and losses on assets and liabilities held for sale.
2. Restructuring, business transformation and other cost saving initiatives
We exclude costs associated with our execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus research and development activities. These costs may include employee separation costs, retention bonuses, facility closing/abandonment and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to changes in anticipated usage and other costs or credits that management believes do not have a direct correlation to our ongoing or future business operations.
3. (Gain) loss on equity security investments
We exclude unrealized and realized gains and losses related to our equity security investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
4. Other items
We evaluate other items of income and expense on an individual basis and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc. and earnings per share - diluted.